Exhibit 99.1

Collectors Universe Reports on David Hall Surgery and Expected Full Recovery

NEWPORT BEACH, Calif., August 17, 2016 -- Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services for high-value collectibles today reported that, on Monday of this week, David G. Hall, the Company’s President and Chief Operating Officer, underwent successful surgery to remove a small mass from his brain, which had been discovered last week.

Mr. Hall and his doctor have told us that he expects a complete recovery and he will be returning to work, full time, in a few weeks.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.